EXHIBIT 99.1

Crexendo Appoints Chris Aaker as Chief Technology Officer in Planned Succession

Longtime technology leader will assume the role effective August 3; NetSapiens co-founder David Wang will remain with Crexendo in a full-time capacity

Phoenix, Ariz., July 30, 2026, Crexendo, Inc. (Nasdaq: CXDO) (“Crexendo” or the “Company”), a premier platform and provider of cloud communication services, video collaboration and managed IT services, today announced the appointment of Chris Aaker as Chief Technology Officer, effective August 1, 2026. The appointment is part of the Company’s planned technology leadership succession. David Wang, Crexendo’s current Chief Technology Officer and one of the founders of NetSapiens, will remain with the Company on a full-time basis and will continue to contribute his experience, technical expertise and institutional knowledge.

Aaker currently serves as Crexendo’s Senior Vice President of Engineering and has spent nearly two decades with NetSapiens and Crexendo. He began his career with NetSapiens as an intern and advanced through a series of increasingly senior technical and leadership positions. In his current role, Aaker helps set technology strategy and leads the engineering organization responsible for the NetSapiens platform, which serves nearly eight million users. He also has played an important role in platform modernization, reliability, cloud architecture, security, artificial intelligence initiatives and technical due diligence for strategic transactions.

“This is a planned and thoughtful succession that reflects both the strength of our leadership team and our commitment to developing exceptional talent from within,” said Jeff Korn, Chief Executive Officer and Chairman of Crexendo. “Chris’s story is truly remarkable. He started here as an intern and, through his technical expertise, leadership and unwavering commitment to our customers, has earned the opportunity to now serve as our Chief Technology Officer. He understands our platform, our partners and our strategy at the deepest level, and I am confident he will help lead our technology organization through its next stage of innovation and growth.”

Korn continued, “David Wang has made extraordinary contributions to this Company and to the communications industry. As one of the founders of NetSapiens, he helped create the technology and culture that remain at the heart of our success. We are extremely pleased that David will remain a full-time member of the Crexendo team as Senior Vice President of Platform and Architecture. His continued involvement will provide important continuity that will allow the Company to continue to benefit from his vision, judgment and decades of experience. I have tremendous respect for both David and Chris, and I believe this transition positions Crexendo exceptionally well for the future.”

“I am honored to be appointed Chief Technology Officer and grateful for the confidence Jeff, David and the Board have placed in me,” said Aaker. “Having grown professionally with NetSapiens and Crexendo, I have seen firsthand what makes this Company and its people special. David has been an extraordinary mentor and technology leader, and I look forward to continuing to work closely with him. Together with our talented engineering, product and operations teams, I am excited to build on our strong foundation, advance our technology strategy and deliver innovative, reliable solutions that help our partners succeed.”

Aaker holds a Bachelor of Science degree in Computer Engineering from San Diego State University. He is a named inventor on a U.S. patent involving communications technology and is a recognized authority in real-time communications, including SIP, voice, messaging and cloud-based communications architecture.

1

About Crexendo

Crexendo, Inc. is an award-winning software technology company that is a premier provider of cloud communication platform and services, video collaboration and managed IT services tailored to businesses of all sizes. The Company’s solutions currently support over seven million end users globally through its extensive global network of over 245 cloud communication platform software subscribers and its direct retail offering. For more information, please visit www.crexendo.com.

Forward-Looking Statements

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor'' for such forward-looking statements. The words, "believe,'' "expect,'' "anticipate,'' "estimate," "will'' and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about Crexendo (i) believing this transition reflects both the strength of the leadership team and it’s commitment to developing exceptional talent from within; (ii) believing Aaker maintains technical expertise, leadership and unwavering commitment to customers and that he understands the platform, partners and strategy at the deepest level; (iii) being confident Aaker will help lead the technology organization through its next stage of innovation and growth; (iv) believing Wang has made extraordinary contributions to the Company and to the communications industry, while helping to create the technology and culture that remain at the heart of the Company’s success; (v) being extremely pleased that Wang will remain a full-time member of the Crexendo team as Senior Vice President of Platform and Architecture with his continued involvement l providing important continuity that will allow the Company to continue to benefit from his vision, judgment and decades of experience the future and (vi) believing that the talented engineering, product and operations teams will build on the strong foundation, advance the technology strategy and deliver innovative, reliable solutions that help partners succeed.

For a more detailed discussion of risk factors that may affect Crexendo's operations and results, please refer to the company's Form 10-K for the year ended December 31, 2025, and Form 10-Qs as filed with the SEC. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

Investor and Media Contact

Doug Gaylor

President and Chief Operating Officer

Crexendo, Inc.

dgaylor@crexendo.com

602-732-7990

2